As filed with the Securities and Exchange Commission on March 11, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ovid Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-5270895
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

1460 Broadway, Suite 15044 New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Incentive Plan

(Full title of the plan)

Jeremy M. Levin, DPhil, MB BChir

Chief Executive Officer

Ovid Therapeutics Inc.

1460 Broadway, Suite 15044

New York, New York 10036

(646) 661-7661

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Thomas M. Perone General Counsel and Secretary Ovid Therapeutics Inc. 1460 Broadway, Suite 15044 New York, New York 10036 (646) 661-7661	Laura A. Berezin Jaime L. Chase Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2017 Equity Incentive Plan (Common stock, $0.001 par value per share)	2,735,516(2)	$2.93(3)	$8,015,061.88(3)	$1,040.36
TOTAL	2,735,516		$8,015,061.88	$1,040.36

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Ovid Therapeutics Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.001 per share (the “Common Stock”).

(2)

Represents additional shares of the Registrant’s Common Stock reserved for future grant under the Ovid Therapeutics Inc. 2017 Equity Incentive Plan (the “2017 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2019 pursuant to the terms of the 2017 Plan. The 2017 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2017 Plan on January 1, from 2018 until the expiration of the 2017 Plan in an amount equal to the lesser of (a) 5% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Select Market on March 9, 2020.

PART I

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering an additional 2,735,516 shares of common stock under the Ovid Therapeutics Inc. 2017 Equity Incentive Plan, pursuant to the provisions of each plan which provide for annual automatic increases in the number of shares of common stock reserved for issuance under each respective plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Ovid Therapeutics Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	the contents of the Registrant’s Registration Statements on Form S-8, previously filed with the Commission on May 22, 2017 (File No. 333-218167) March 29, 2018 (File No. 333-224033) and August 7, 2019 (File No. 333-233101);

(b)	the Registrant’s Annual Report on Form 10-K (File No. 001-38085) for the year ended December 31, 2019, filed with the Commission on March 11, 2020;

(c)	the Registrant’s Current Reports on Form 8-K (File No. 001-38085) filed with the Commission on January 7, 2020; and

(d)	the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38085) filed with the Commission on May 4, 2017, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. The Registrant is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38085), filed with the Commission on May 10, 2017).

4.2	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, as corrected (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-38085), filed with the Commission on September 24, 2019).

4.3	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38085), filed with the Commission on May 10, 2017).

4.4	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-217245), filed with the Commission on April 10, 2017).

4.5	2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.12 to the Registrant’s Registration Statement on Form S-8 (File No. 333-218167), filed with the Commission on May 22, 2017).

4.6	Forms of Option Grant Notice and Option Agreement under 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-217245), filed with the Commission on April 18, 2017).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 11, 2020.

Ovid Therapeutics Inc.

By:	/s/ Jeremy M. Levin, DPhil, MB BChir
Jeremy M. Levin, DPhil, MB BChir
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeremy M. Levin, DPhil, MB BChir and Timothy Daly, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeremy M. Levin, DPhil, MB BChir Jeremy M. Levin, DPhil, MB BChir	Chief Executive Officer and Director (Principal Executive Officer)	March 11, 2020

/s/ Timothy Daly Timothy Daly	Executive Vice President, Finance and Corporate Controller (Principal Financial and Accounting Officer)	March 11, 2020

/s/ Karen Bernstein, PhD Karen Bernstein PhD	Director	March 11, 2020

/s/ Barbara Duncan Barbara Duncan	Director	March 11, 2020

/s/ Bart Friedman Bart Friedman	Director	March 11, 2020

/s/ Douglas E. Williams, PhD Douglas Williams, PhD	Director	March 11, 2020